Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2005, relating to the financial statements of Mercer International Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mercer International Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
June 14, 2005